Exhibit 99.2

Event Transcript

Mac-Gray Corporation [TUC]

Q2 2005 Mac-Gray Corporation Earnings Conference Call

21 Jul 2005 10:00 (ET)

Operator

Good day and welcome to the Mac-Gray Corp. second-quarter 2005 conference call. Today’s call is being recorded and webcast. With us today are Chairman and Chief Executive Officer, Stewart MacDonald, and Chief Financial Officer, Michael Shea. At this time I would like to turn the call over to Mr. Shea. Please go ahead.

Michael Shea, Mac-Gray - CFO

Good morning, everyone. Thanks for joining us on today’s call. Before we begin I need to remind everyone that under the Private Securities Litigation Reform Act of 1995 the statements contained in this presentation that are not historical facts, such as those dealing with future financial performance and growth, are forward-looking statements that are subject to change based on various factors which may be beyond the Company’s control.

Accordingly the future performance and financial results of the Company may differ materially from those expressed or implied in any such forward-looking statements. Such factors include but are not limited to those described in the Company’s filings with the SEC. The Company undertakes no obligation to revise or publicly release the results of any revision to the forward-looking statements that may be made during today’s conference call.

As we announced in this morning’s release, Mac-Gray posted record revenue for the second quarter reflecting the contributions of the assets we acquired in January of this year as well as continued organic growth. Total revenue for Q2 ‘05 was $63.4 million, an increase of 40% from Q2 ‘04. Q2 net income was $7.3 million or $0.55 per diluted share compared with $877,000 or $0.07 per diluted share in the second quarter of ‘04.

To give a clear comparison of the two quarters you should exclude the $10.8 million pre-tax gain we recorded this quarter from the sale of our corporate headquarters. Stewart will discuss this in greater detail in a moment. Excluding this pre-tax gain adjusted net income for Q2 ‘05 was $1.1 million or $0.08 per diluted share versus $877,000 or $0.07 per diluted share in ‘04 for an increase of 25.4%. Please refer to today’s press release, which includes a reconciliation from reported net income to adjusted net income, for more details.

And just a quick recap on our six-month results to provide a longer perspective on our performance. For the six months ended June 30, ‘05 Mac-Gray reported record revenue of $125.8 million, an increase of 42% from revenue of $88.8 million for the first half of ‘04. Net income for the first half of ‘05 was $9 million or $0.68 per diluted share compared with $2.7 million or $0.21 per diluted share for the first half of ‘04. Excluding the real estate gain in ‘05 and a pre-tax gain on the sale of assets in ‘04, adjusted net income for the six months ended June 30, ‘05 was $2.9 million or $0.22 per share compared to $2.1 million or $0.16 per diluted share for the comparable period in ‘04.

So from operations for six months revenue is up 42% and earnings are up 38%. And again, please refer to Table 1 in the press release for a reconciliation of reported income to adjusted net income. Now I’d like to provide you with some additional details on how each of the business lines performed in the second quarter.

In the second quarter of ‘05 revenue in our laundry facilities management business set another record, rising 52% to $53 million compared to $34.8 million in the second quarter of ‘04. This includes approximately $17.7 million of revenue from the January acquisition. The Company’s improved trend of organic growth remains very positive. Mac-Gray recorded more than $1 million in organic growth in Q2 ‘05 which, on an apples-to-apples basis, is about a 2.6% increase quarter-over-quarter. For the year this increase is 4.5%.

As a reminder, for reporting purposes our laundry facilities management segment includes Copico, our reprographics business. As anticipated, Copico reported a decrease of 35% in revenue to $782,000 versus $1.2 million in Q2 of ‘04. The gross margin in the laundry facilities management business increased $3.5 million to $9.4 million, an increase of 59% for the second quarter as compared to ‘04. As a percentage of laundry facilities management revenue, gross margin improved by 1% and we expect further improvement as integration costs are eliminated.

Product sales were essentially flat at $10.5 million for the quarter compared with last year. Commercial laundry equipment sales posted a 7% increase in revenue offsetting a 3% decline in MicroFridge sales. The gross margin of product sales was negatively affected by approximately 5% by the quarter and year-to-date by a combination of product mix within the MicroFridge division as well as added costs associated with carrying additional inventory due to a strange supply of key product components at our manufacturers and our desire to limit any customer delays.

Selling, general and administration expense for the quarter increased 16% and year-to-date increased 23%. These increases are attributable primarily to the January acquisition when we took on salespeople and related sales and marketing expenses for the Western operations. SG&A is also affected for these periods by the onetime costs related to the integration of the January acquisition. As a percentage of revenue we have experienced a decrease in SG&A from 14.6% in the second quarter of ‘04 to 12.1% this year and from 14.1 for the six months of ‘04 down to 12.2% for this year. The move to new leased office space for the corporate staff in October or November will have a minimal effect on admin expense on an annual basis.

Second-quarter income from operations of $15.2 million included the $10.8 million pre-tax gain from the sale of our headquarters. Excluding this gain for an apples-to-apples comparison, adjusted income from operations increased $1.9 million to $4.5 million from $2.6 million in ‘04. Our adjusted operating margin as a percentage of revenue increased to 7.1% from 5.8% in Q2 of ‘04. Again, please see Table 1 of the press release for a reconciliation.

Our effective tax rate on operating income for the second quarter was flat with the second quarter of ‘04 at approximately 43%. The tax expense associated with the gain on the sale of the building estimated to be 32% is also included in the second-quarter provision. As expected, our net interest expense for the quarter more than doubled from Q2 ‘04 to $2.6 million. This reflects the borrowing associated with the January ‘05 acquisitioning. In a moment I will comment on debt levels.

EBITDA for the second quarter of ‘05 was $12.3 million before including the effect of the sale of our corporate headquarters compared with 8 million for the second quarter of ‘04. This is an adjusted EBITDA increase of 53% year-over-year. This continued improvement in EBITDA is primarily attributable to the assets purchased in January of ‘05. As always, to comply with SEC guidelines, let me define EBITDA as used in today’s call. EBITDA is defined as income before provision for income taxes, depreciation and amortization expense. I must also say that EBITDA should not be considered an alternative to net income as a measure of operating results or to total cash flow as a measure of liquidity.

Turning now to our balance sheet. The most significant year-over-year change is the addition of approximately $110 million of assets as well as the corresponding debt and liabilities resulting from our all-cash January acquisition. Since the acquisition we have reduced our total funded debt by approximately $19 million. This total includes the $10.8 million reduction in Q2 that resulted from the net proceeds of the sale of the headquarters. As of June 30, our total funded debt stood at $166.5 million compared to approximately $185 million at the time of the January acquisition.

CapEx for the first six months of ‘05 totaled $11.6 million compared with $9 million for the same period last year. This 29% increase has been caused primarily by the newly acquired assets in the West as well as an increase in spending on organic growth. Now let me turn the call over to Stewart.

Stewart MacDonald, Mac-Gray - Chairman, CEO

Good morning to everyone. As Mike indicated, the second quarter was by most measures a very successful one for the Company. The assets we acquired in January performed as predicted in the quarter enabling us to achieve record revenue of $63.4 million. Our core laundry facilities business is now stronger than ever and, with our larger geographic footprint, we are now better positioned to pursue organic growth. We were pleased with our Q2 results in this respect as we added more than $1 million in internally generated growth. internal growth is tracking currently between 4% and 5%.

Turning to the acquisition, virtually all the employees who used to work for Web across 11 regional offices have been integrated into Mac-Gray and their key contributions helped us to achieve our record results. The task of marrying all of the data and financial systems is now complete and all that remains is some real estate relocation. We remain on track for a full integration of a business by the end of October.

Now I’d like to talk about two of the trends that are affecting the core business. As we’ve discussed on prior calls, one of the largest competitive challenges we face is self-ownership where proprietors of laundry rooms and building owners choose to run and service their own equipment. This has always been a competitive force and it was accelerated by the sharp decline in apartment occupancy rates that began in 2001 which drove property owners to aggressively seek other revenue sources. Now with the occupancy picture improving in virtually every market in the country, we are positioned to take advantage of this opportunity.

In June we announced a deal with Post Properties, widely recognized as one of the country’s preeminent developers and operators of upscale multi-family communities. Mac-Gray won a contract to service and manage 34 of Post’s upscale multi-family apartment communities in Georgia, Florida, North Carolina and Texas. Beyond simply the revenue contribution, this transaction is significant for several reasons. Post Properties is a high-profile customer, but more important Post Properties had chosen previously to self-operate their facilities and, after an extensive trial period and process, came to the conclusion that it was more cost-effective for them to outsource to Mac-Gray. We believe that Mac-Gray’s relationship with Post represents the kind of cost benefit conclusion that other self-operators will reach when evaluate the possibility of outsourcing to us.

We estimate that self-operators currently account for approximately one-third of the overall facilities management industry. This segment of the market represents an important source of growth for Mac-Gray. And year-to-date in ‘05 we have succeeded in securing 41% more business from that sector family than we have lost to it.

Another trend here and another way that Mac-Gray continues to differentiate itself is with technology. Earlier this month we extended that technology leadership with an important enhancement to our LaundryView product. LaundryView’s new wireless capability eliminates the need for colleges and universities to install a hardwired ethernet connection to their laundry rooms. Mac-Gray is the first provider to offer colleges and universities this wireless connectivity which will lower installation costs and make the product an even more attractive option for schools. As we highlighted in today’s release, by the start of the upcoming academic year more than 50 colleges and universities in 20 states will have installed the LaundryView system.

Turning briefly to the product sales component of our business — as Mike mentioned, MicroFridge sales were marginally down in the quarter due to the normal delays in government spending on housing improvements. This decrease was partially offset within MicroFridge with increases in our sales to the hospitality market and our commercial laundry equipment sales were up 7% in the quarter and 8% year-to-date. Higher equipment sales resulted from an increased focus on marketing and superb sales efforts.

A final item that I wanted to touch upon before discussing our outlook is the sale of our corporate headquarters here in Cambridge. With the two recent acquisitions and the continued steady expansion of our business we have outgrown our current location. We were pleased with the sale price of the facility and its surrounding real estate which provided us with the opportunity to further reduce bank debt. We are currently in the final stages of lease negotiations and we expect to be in our new headquarters by year’s end.

Our outlook for the remainder of 2005 is positive. We will continue to execute our growth strategy as we focus on increasing density and profitability within our expanded footprint. We are reiterating our guidance on revenue for ‘05 in the range of $245 million to $260 million and diluted earnings in the range of $0.92 to $0.97 per diluted share which includes a onetime gain of $0.47 per diluted share related to the sale of our headquarters. And again, please refer to the text of this morning’s press release for other notes and assumptions regarding our guidance.

In conclusion, let us reiterate our focus for the remainder of this year. Finishing the integration of the Western assets, increasing our density and profitability within our footprint, extending our technology leadership, further strengthening our balance sheet and, finally, pursuing accretive acquisitions. Thank you for being with us and Mike and I would now like to answer any questions you may have.

Questions and Answers

Jack Ripsteen, - Protrero Capital

Just a quick question, Mike, I may have missed it — I came on a little bit late. On the gross margin side it looked about 19% versus what it had historically been, about 21%. Is this the new normal, is this some new contracts? Could you just give us a little color about the difference there?

Michael Shea, Mac-Gray - CFO

The margin in the core business, the laundry route business actually improved. What you’re seeing when you go to the consolidated level is the affect in the second quarter of less of a margin contribution from the product sales group.

Jack Ripsteen, - Protrero Capital

So even though that product sales grew, it was just a lower margin contribution?

Michael Shea, Mac-Gray - CFO

Yes, primarily for two reasons. The sales mix within the MicroFridge division and the MicroFridge operating costs increased because of added cost of carrying the inventory.

Jack Ripsteen, - Protrero Capital

And is this just an inventory build that seasonality dictates?

Michael Shea, Mac-Gray - CFO

No, actually we’ve had to build some inventory levels higher than we’d like to because of problems with our suppliers.

Jack Ripsteen, - Protrero Capital

Okay, but generally this will work its way down and we should see a pickup in the gross margin as that inventory issue reconciles itself with sales? Is that fair?

Michael Shea, Mac-Gray - CFO

That’s what we expect and we expect the sales mix to change as well. Remember, the contribution from the product sales group is approximately 5% of the total, so it won’t affect us significantly.

Jack Ripsteen, - Protrero Capital

Can you give me a comparison of quarter-over-quarter and year-over-year as gross margins on just the core business?

Stewart MacDonald, Mac-Gray - Chairman, CEO

Jack, while Mike is leaping through his papers, just let me give you a little more color on the inventory issue. There’s a worldwide pressure for compressors, refrigeration compressors. So you can see a universal problem and that really is the component within the business is in scarce supply which is why we are accumulating and buying the inventory we are able to get our hands on.

Jack Ripsteen, - Protrero Capital

I guess you learn something new everyday on these conference calls. I would have never known there was a compressor shortage.

Stewart MacDonald, Mac-Gray - Chairman, CEO

There’s a compressor shortage and it is being driven, not surprisingly, by the Chinese because as China’s growth is impacting many markets worldwide, compressors happen to be one of them.

Michael Shea, Mac-Gray - CFO

I have one statistic I can offer a right now without doing any more research. The gross margin in the laundry facilities management business increased quarter-over-quarter by $3.5 million. And as a percentage of laundry facility management revenue, it has increased 1 percentage point versus the same period last year. So the added revenue has improved the margin by a point. More importantly in measure of real dollars by 60%, 3.5 million.

Bernard Horn, Polaris Capital

Just a question on the wireless technology that you’ve been talking about.  But could you just talk about the impact it’ll have on your capital expenditures? How do you roll this out and what imposition does that provide for you on your cash flow and so on and so forth? I’m just curious if the customers are going to pickup any of that or it’s going to be you?

Stewart MacDonald, Mac-Gray - Chairman, CEO

It’s the opposite. LaundryView, prior to becoming a wireless option, has required a significant capital investments by a college where they really have to run an ethernet line to a specific laundry room. And it is the cost of that process that has really been difficult for a lot of college administrators to justify. So by taking that out of the equation and, frankly, the incremental CapEx to us for the wireless capability is minimal — very minimal. By taking that cost off of the schools plate and therefore out of their decision-making process we think it will help us to get more business.

Bernard Horn, Polaris Capital

So when you say it’s minimal I’m not quite sure how — somebody has got to pay to roll out a truck or something even if you’re just installing a little wireless router someplace — there’s still got to be something (multiple speakers).

Stewart MacDonald, Mac-Gray - Chairman, CEO

There are capital requirements — we don’t disclose them for competitive reasons, but we — as part of the normal install of the long LaundryView program, the wireless piece of it is literally a few dollars.

Bernard Horn, Polaris Capital

So you’d go in there and install the normal laundry facility and — I see what you’re saying that the marginal piece is not that big. And your normal maintenance CapEx versus actual CapEx for the next few years, how is that going to roll out?

Stewart MacDonald, Mac-Gray - Chairman, CEO

Well, we’ve given guidance on our CapEx. But to answer your original question, the fact that LaundryView is now wireless will have no impact on that.

Bernard Horn, Polaris Capital

Right. But I’m just asking, if you look at your CapEx guidance, how does it break out between just replacing machines in existing locations versus rolling out growth in new facilities?

Michael Shea, Mac-Gray - CFO

Let me back up a little bit before I answer that question because I want to define maintenance. Maintenance CapEx to us, and I believe throughout this industry, refers to the cost associated with renewing contracts. So the classic definition of maintenance, meaning you have to replace a machine out in the field because it’s broken, is practically zero. The maintenance refers to the cost of renewing contracts. So with that in mind, if we took the average of the last five years, it’s basically or on average 50-50 our CapEx going towards renewing contracts and our CapEx going towards organic growth. And that number this year, because organic growth has increased, is slightly more to the organic growth side.

Bernard Horn, Polaris Capital

And could you just let us know what the CapEx member for this year is likely to be?

Michael Shea, Mac-Gray - CFO

In our guidance we gave a top end of the range of 25 million.

Efraim Fields, Clarus Capital

Just following up on the CapEx question that was just asked. It looks like this year there’s a pretty sizable difference between your CapEx and your depreciation. It looks like D&A would be about $8 million greater than CapEx. Do you foresee that trend recurring next year?

Michael Shea, Mac-Gray - CFO

As CapEx increases versus the prior year there’s always going to be that lag. And you also have the impact of amortizing over 100 million — about $100 million of contracts over a 20-year life. So the relationship between depreciation and CapEx is never going to be the classic relationship because there’s so much amortization. To answer your question specifically, that plus the fact that CapEx is we think going to be increasing, or at least in ‘05 increases versus ‘04, is going to create that GAAP. Exactly how big it’s going to be I haven’t calculated that.

Efraim Fields, Clarus Capital

But we should see that gap again next year is what you’re saying?

Michael Shea, Mac-Gray - CFO

Yes, I believe so.

Efraim Fields, Clarus Capital

And my second question is it sounded like there’s still some integration issues that you guys are grappling with which — and it did impact your margins this quarters. I was wondering if you could just elaborate a little bit on those.

Stewart MacDonald, Mac-Gray - Chairman, CEO

I don’t know what you’re referring to. We’re not grappling on the integration issues.

Efraim Fields, Clarus Capital

I’m sorry. I thought you said there were some integration issues which you thought would improve margins going forward.

Michael Shea, Mac-Gray - CFO

We believe that we’ve solved all our problems in the second quarter. So the integration is complete in the second quarter, so the second quarter has some of those costs. Going forward we think they’re all behind us.

Efraim Fields, Clarus Capital

Okay. And could you talk a little bit about those costs?

Michael Shea, Mac-Gray - CFO

Actually we haven’t disclosed those costs in any of our press releases or our guidance, but they’re with the normal cost of integration, the back room and the operating facilities.

Stewart MacDonald, Mac-Gray - Chairman, CEO

And temporary help, that sort of thing.

Efraim Fields, Clarus Capital

Okay, thanks very much.

Operator

(OPERATOR INSTRUCTIONS). There are no further questions. Please continue with your closing comments.

Stewart MacDonald, Mac-Gray - Chairman, CEO

Thanks to all of you for joining us this morning. We look forward to speaking with all of you next quarter to update you on our progress. Enjoy the rest of your summer.